Execution Copy

AMENDMENT NO. 3 TO
RECEIVABLES LOAN AND SECURITY AGREEMENT

AMENDMENT NO. 3 DATED FEBRUARY 15, 2019 (this “Amendment”) to the RECEIVABLES LOAN AND SECURITY AGREEMENT, DATED AS OF JANUARY 25, 2018 (the “Original Agreement”), among VOLT FUNDING II, LLC (the “Borrower”), VOLT INFORMATION SCIENCES, INC. (the “Servicer”), AUTOBAHN FUNDING COMPANY LLC (“Autobahn”), as Conduit Lender, the OTHER LENDERS PARTY THERETO, DZ BANK AG DEUTSCHE ZENTRAL-GENOSSENSCHAFTSBANK, FRANKFURT AM MAIN, NEW YORK BRANCH (“DZ Bank”), as agent (the “Agent”) and Autobahn and DZ Bank, as letter of credit issuers (the “LC Issuers”), as amended by Amendment No. 1 thereto dated June 8, 2018 and Amendment No. 2 thereto dated January 4, 2019 (the Original Agreement, as so amended, the “Existing Agreement,” and as further amended by this Amendment and as it may be further amended, supplemented, modified and/or restated in accordance with its terms, the “Agreement”).  Capitalized terms used herein and not otherwise defined herein shall have the meanings attributed thereto in the Agreement.

WHEREAS, the parties desire to modify the limitation on certain Eligible Receivables originated through Managed Service Providers as set forth in the Existing Agreement;

WHEREAS, Autobahn is currently the only Lender under the Existing Agreement; and

WHEREAS, in conjunction with the foregoing, the parties hereto have agreed to amend the Existing Agreement on the terms and subject to the conditions herein set forth;

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and subject to the fulfillment of the conditions set forth below, the parties hereto agree to the following:

1.          Current Amendment to Existing Agreement.  As of the Effective Date (as defined below), the Existing Agreement shall be amended by

(a)          adding the following definitions to Section 1.01 of the Existing Agreement in appropriate alphabetical order:

“Excluded MSP Receivable”: Each Eligible Receivable payable from or through a Managed Service Provider and related to services for a specific Customer, to the extent such Managed Service Provider and such specific Customer are identified on the Excluded MSP Receivables Schedule and not identified therein as “Ineligible.”

“Excluded MSP Receivables Schedule”: Schedule 6, as such schedule may be amended (or amended and restated) from time to time by agreement in writing by the Borrower (or the Servicer) and the Agent (anything in Section 16.06 to the contrary notwithstanding).

“MSP Contractual Day Turnaround”: With respect to each Excluded MSP Receivable pertaining to a referenced Managed Service Provider in respect of a referenced Customer, the maximum number of business days from such Managed Service Provider’s receipt of payment from such Customer to such Managed Service Provider’s remittance to the applicable Originator (or its assignee) of the required payment under such Excluded MSP Receivable, as set forth on the Excluded MSP Receivables Schedule.

“MSP Customer Day Turnaround”: With respect to each Excluded MSP Receivable pertaining to a referenced Managed Service Provider in respect of a referenced Customer, the maximum number of calendar days from the date the Receivable is invoiced by the Managed Service Provider within which such Customer is required to make payment to such Managed Service Provider, as set forth on the Excluded MSP Receivables Schedule.

“MSP Reserve Percentage”: At any date of determination, the sum, for all Excluded MSP Receivables for all applicable Managed Service Providers, of the percentages calculated as to each respective Managed Service Provider (for the Excluded MSP Receivables of such respective Managed Service Provider as to its related respective specific Customer) as follows: (a) 0.50 times the related MSP Contractual Day Turnaround divided by the sum of (x) the related MSP Contractual Day Turnaround and (y) the related MSP Customer Day Turnaround; times (b) the percentage of Eligible Receivables represented by the Excluded MSP Receivables of such Managed Service Provider as to such Customer (equal to the aggregate Outstanding Balance of the Excluded MSP Receivables of such Managed Service Provider as to such Customer divided by the Net Eligible Receivables Balance).

(b)          in the definition of “Eligible Receivable” in Section 1.01 of the Existing Agreement, (i) deleting the word “and” at the end of clause (xiii) thereof, (ii) replacing the period with a semicolon, and adding the word “and,” at the end of clause (xiv) thereof, and (iii) adding a new clause (xv) thereto to read as follows:

(xv)          Which, for any MSP Receivable with respect to a Managed Service Provider listed on the Excluded MSP Receivables Schedule: (a) relates to a Customer of such Managed Service Provider identified as its Customer on the Excluded MSP Receivables Schedule and not identified therein as “Ineligible”; (b) provides for maximum terms for remittance of payments under the respective Contract and invoice (or as otherwise established as set forth in the footnotes to the table in the Excluded MSP Receivables Schedule) corresponding to the MSP Contractual Day Turnaround and MSP Customer Day Turnaround for such Managed Servicer Provider and Customer as set forth in the Excluded MSP Receivables Schedule; and (c) arises under contractual, structural or other circumstances such that the Servicer, in considering the matter in a manner consistent with past practices, reasonably believes that the Originator (or its assigns) would have, in the event of the respective Managed Service Provider’s bankruptcy or insolvency, an enforceable claim against the respective Customer for any applicable Receivables not theretofore remitted by such Customer to such Managed Service Provider.

(c)          deleting the definition of “MSP Receivable” in Section 1.01 of the Existing Agreement and replacing it with the following:

“MSP Receivable”: A Receivable arising from services performed by an Originator for a Customer in a circumstance where such Customer has engaged a Managed Service Provider as an intermediary to arrange for the provision of such services by such Originator (and possibly for services provided by other service providers); it being understood that Contracts in respect of such services generally provide that payment to such Originator (or its assignee) is made by such Managed Service Provider after such Managed Service Provider’s receipt of corresponding payment from such Customer.

(d)          deleting the definition of “Obligor” in Section 1.01 of the Existing Agreement and replacing it with the following:

“Obligor”: A Person obligated to make payment under a Receivable. In the case of an MSP Receivable, “Obligor” includes both the Managed Service Provider and the related Customer.  In connection with the determination of the Overconcentration Amount, Eligible Receivables of any single Obligor or group of Obligors within any rating or range of ratings shall include, without duplication for any Receivable, (A) Eligible Receivables of any Customer with ratings in such range, and (B) with respect to MSP Receivables (other than, for purposes of clauses (i)-(x) of the definition of “Overconcentration Amount,” Volt MSP Receivables and Excluded MSP Receivables), Eligible Receivables with a Managed Service Provider with ratings in such range.  For clarity, Volt MSP Receivables and Excluded MSP Receivables shall be included in any rating or range of ratings based solely on the ratings of the related Customer.

(e)          deleting the definition of “Required Reserve Percentage” in Section 1.01 of the Existing Agreement and replacing it with the following:

“Required Reserve Percentage”:  As of any date of determination, the total amount of reserves, expressed as a percentage of the Net Eligible Receivables Balance, equal to the sum of the Dilution Reserve Percentage, the Discount Reserve Percentage, the Loss Reserve Percentage, the F/X Reserve Percentage and the MSP Reserve Percentage.

(f)          adding Schedule 6 attached hereto as a new Schedule 6 to the Existing Agreement, subject to the ability of the Borrower (or the Servicer) and the Agent to amend such Schedule 6 as provided in the definition of “Excluded MSP Receivables Schedule,” and adding reference thereto at the end of the list of Schedules in the Table of Contents to the Existing Agreement.

2.          Conditions to Effectiveness.  This Amendment shall be retroactively effective as of January 25, 2019 (such date, the “Effective Date”), but only upon delivery to the Agent of counterparts of this Amendment duly executed by all parties hereto.

3.          Miscellaneous.

3.1          Each of the Borrower and the Servicer represents and warrants (which representations and warranties shall survive the execution and delivery hereof) that, upon the effectiveness of this Amendment:

(a)          each of the Borrower and the Servicer has the corporate power and authority to execute and deliver this Amendment and has taken or caused to be taken all necessary corporate actions to authorize the execution and delivery of this Amendment;

(b)          no consent of any other Person (including, without limitation, shareholders or creditors of the Borrower or the Servicer), and no approval or authorization of, or filing with any governmental or public body or authority is required to authorize, or is otherwise required in connection with the execution and performance of this Amendment by the Borrower or the Servicer other than such that have been obtained; and

(c)          the Existing Agreement, as amended hereby, constitutes the legal, valid and binding obligation of each of the Borrower and the Servicer, enforceable against each of them in accordance with its terms except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium, reorganization and other similar laws of general application affecting creditors’ rights generally and by general principles of equity (whether such enforceability is considered in a proceeding in equity or at law).

3.2          The Existing Agreement, as amended hereby, is hereby ratified and confirmed in all respects and remains in full force and effect in accordance with its terms.  In addition, this Amendment shall not be deemed a waiver of any Amortization Event, Servicer Event of Default or Event of Default (nor any event that but for notice or lapse of time or both would constitute an Amortization Event, Servicer Event of Default or Event of Default) or any other term or condition of any Basic Document, shall not be deemed to prejudice any right or rights which any Lender or the Agent (i) have to exercise any rights, remedies, powers, claims or causes of action now or hereafter available under the Agreement or any other Basic Document as a result of any past, present or future Amortization Event, Servicer Event of Default or Event of Default (nor any event that but for notice or lapse of time or both would constitute an Amortization Event, Servicer Event of Default or Event of Default), or (ii) otherwise may now have or may have in the future under or in connection with any Basic Document or any of the instruments or agreements referred to therein, as the same may be amended from time to time (including pursuant to this Amendment), and each of the Agent and the Lenders hereby reserve all of their respective rights, remedies, powers, claims and causes of action under the Existing Agreement, as amended hereby, and under applicable law, all of which rights, remedies, powers, claims and causes of action are cumulative to such party.

3.3          All references in the Existing Agreement to “this Agreement” and “herein” and all references to the Agreement in the documents executed by the parties hereto in connection with the Existing Agreement shall mean the Existing Agreement as amended hereby and as it may in the future be amended, restated, supplemented or modified from time to time.

3.4          This Amendment may be executed by the parties hereto individually or in combination, in one or more counterparts, each of which shall be an original and all of which shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page to this Amendment by facsimile or by e-mail in portable document format (.pdf) shall be effective as delivery of a manually executed counterpart of this Amendment.

3.5          The Borrower hereby agrees to pay all reasonable and documented out‑of‑pocket third‑party costs and expenses incurred by the Agent and the Lenders in connection with this Amendment as required pursuant to Section 16.03 of the Agreement to be paid, including, without limitation, the reasonable fees and expenses of Arnold & Porter Kaye Scholer LLP, counsel to the Agent.

3.6          GOVERNING LAW.   THIS AMENDMENT SHALL, IN ACCORDANCE WITH SECTION 5‑1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ANY CONFLICTS OF LAW PRINCIPLES THEREOF THAT WOULD CALL FOR THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION.

[Signature pages to follow.]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

THE BORROWER:	VOLT FUNDING II, LLC

	By:	/s/ Kevin D. Hannon
Name: Kevin D. Hannon
Title: VP & Treasurer

THE SERVICER:	VOLT INFORMATION SCIENCES, INC.

	By:	/s/ Paul R. Tomkins
Name: Paul R. Tomkins
Title: SVP & CFO

Signature Page to Amendment No. 3 to Receivables Loan and Security Agreement

THE AGENT AND LC ISSUER:	DZ BANK AG DEUTSCHE ZENTRAL- GENOSSENSCHAFTSBANK, FRANKFURT AM MAIN, NEW YORK BRANCH

	By:	/s/ Christian Haesslein
Name: Christian Haesslein
Title: Director

	By:	/s/ Mehul Patel
Name: Mehul Patel
Title: Vice President

Signature Page to Amendment No. 3 to Receivables Loan and Security Agreement

THE CONDUIT LENDER AND	AUTOBAHN FUNDING COMPANY LLC
LC ISSUER:

	By:	/s/ Christian Haesslein
Name: Christian Haesslein
Title: Director

	By:	/s/ Mehul Patel
Name: Mehul Patel
Title: Vice President

Signature Page to Amendment No. 3 to Receivables Loan and Security Agreement